Exhibit 10.51
SHARE PURCHASE AGREEMENT
dated 25 June 2007
among
HSBC Global Custody Nominee (UK) Ltd., domiciled at 8 Canada Square, London E14 5HQ, United Kingdom, Account 918732
(“Seller 1”)
HSBC Global Custody Nominee (UK) Ltd., domiciled at 8 Canada Square, London E14 5HQ, United Kingdom, Account 758170
(“Seller 2”)
HSBC Global Custody Nominee (UK) Ltd., domiciled at 8 Canada Square, London E14 5HQ, United Kingdom, Account 757549
(“Seller 3”)
HSBC Global Custody Nominee (UK) Ltd., domiciled at 8 Canada Square, London E14 5HQ, United Kingdom, Account 778392
(“Seller 4”)
HSBC Global Custody Nominee (UK) Ltd., domiciled at 8 Canada Square, London E14 5HQ, United Kingdom, Account 758979
(“Seller 5”)
HSBC Global Custody Nominee (UK) Ltd., domiciled at 8 Canada Square, London E14 5HQ, United Kingdom, Account 825031
(“Seller 6”)
HSBC Global Custody Nominee (UK) Ltd., domiciled at 8 Canada Square, London E14 5HQ, United Kingdom, Account 814458
(“Seller 7”)
HSBC Global Custody Nominee (UK) Ltd., domiciled at 8 Canada Square, London E14 5HQ, United Kingdom, Account 838177
(“Seller 8”)
HSBC Global Custody Nominee (UK) Ltd., domiciled at 8 Canada Square, London E14 5HQ, United Kingdom, Account 918720
(“Seller 9”)
(Seller 1, Seller 2, Seller 3, Seller 4, Seller 5, Seller 6, Seller 7, Seller 8 and Seller 9 are
hereinafter collectively referred to as “Financial Sellers”)

and
Mr. Charles Hauser, domiciled at Mont au source, Loudwaterdrive, Rickmansworth, WD3 4HJ Herts, United Kingdom
(“Seller 10”)
and
Mr. André Müller, domiciled at Sunnerainstrasse 8, 6353 Weggis, Switzerland
(“Seller 11”)
and
Mr. Keith Anderson, domiciled at 252, route de la Conversion, 1095 Lutry, Switzerland
(“Seller 12”)
and
Mr. Stefan Schneeberger, domiciled at Les Rochettes, 1595 Faoug, Switzerland
(“Seller 13”)
and
Mr. Pierre Maréchal, domiciled at 22, chemin des Chenevières, 1071 Chexbres, Switzerland
(“Seller 14”)
(Seller 11, Seller 12, Seller 13 and Seller 14 are hereinafter collectively referred to as
“Management Sellers”)
(Financial Sellers, Seller 10 and Management Sellers are hereinafter collectively referred to as
“Sellers”)
Mr. Martin Anderson, domiciled at 8, chemin de Plein-Champs, 1241 Puplinge, Switzerland, as the “Sellers’ Representative” (as defined in Article 11.2 below)
and
Applied Materials, Inc., a company incorporated in the State of Delaware, in the United States of America, with its principal office at 3050 Bowers Avenue, Santa Clara, CA 95052-8039, or its designated affiliate
(“Purchaser”)
(Sellers, the Sellers’ Representative and Purchaser are hereinafter collectively referred to as
“Parties”)

-i-

Table of Contents
(CONTINUED)

-ii-

Table of Contents
(CONTINUED)

-iii-

WHEREAS HCT Shaping Systems SA (the “Company”) is a corporation incorporated in Cheseaux-sur-Lausanne, Switzerland, under no. CH-550-1022425-2 which has a share capital of CHF 12,726,980, divided into 755,598 fully paid-in privileged registered shares of classes A, B and C with a nominal value of CHF 10 each and 103,420 fully paid-in registered shares of class D with a nominal value of CHF 50 each.
WHEREAS Sellers own together all of the Shares (as defined in Article 1 below) of the Company.
WHEREAS Sellers intend to sell the Shares to Purchaser, and Purchaser intends to purchase such Shares from Sellers.
NOW, THEREFORE the Parties have come to the following agreement:
ARTICLE 1
Definitions
As used in this Agreement, the following terms have the following meanings unless the context requires otherwise:
“Acquired Companies” means the Company and each of its Subsidiaries.
“Acquired Company Contract” means any Contract: (i) to which any of the Acquired Companies is a party; (ii) by which any of the Acquired Companies or any of its assets is bound or under which any of the Acquired Companies has, any obligation; or (iii) under which any of the Acquired Companies has any right or interest.
“Acquired Company IP” means all: (i) Intellectual Property Rights embodied in, pertaining to or necessary to develop, make, modify, use, market, distribute, import, export or sell any Acquired Company Product or any unique or specific method of manufacturing or using any Acquired Company Product; and (ii) Intellectual Property Rights in which any of the Acquired Companies has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.
“Acquired Company IP Contract” means any Contract to which any of the Acquired Companies is or was a party or by which any of the Acquired Companies is or was bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Acquired Company IP or any Intellectual Property developed by, with or for any of the Acquired Companies.
“Acquired Company Product” means each tool, system, item of equipment and other product (including components and parts thereof) designed, developed, manufactured, marketed, sold, supplied, delivered, made available, installed, repaired, maintained, supported or retrofitted by any of the Acquired Companies, including the E-series wire saws, the Squarer, the Cropper, the Manual Orientation System (MOS), the Slurry Recovery Unit (SRU) and all related parts, peripherals and consumables.

1.

“Agreement” means this Agreement and its Schedules, as amended from time to time pursuant to Article 11.5 below.
“Claim” means a claim for indemnification as set out in Article 7 below.
“Closing” means the consummation of the transaction contemplated in this Agreement in accordance with Article 3 below.
“Closing Date” means the date defined in Article 3.2 below.
“Contract” means any written, oral or other agreement, contract, understanding, arrangement, instrument or legally binding commitment or undertaking of any nature.
“Disclosure Letter” means the document referred to in Article 4 below.
“Financial Statements” means the consolidated balance sheets and the consolidated profit and loss statements of the Acquired Companies as of 31 January of each of 2005, 2006 and 2007 and as of 31 May 2007 that are attached as Schedule 1 hereto.
“Governmental Body” means any: (i) nation, state, commonwealth, province, territory, canton, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature.
“HCHK” means HCHK Limited, Hong Kong, a Hong Kong limited liability company, in which the Company has a 30% interest.
“Intellectual Property” means algorithms, apparatus, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks, network configurations and architectures, methods and processes, proprietary information, protocols, recipes, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, utility models, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, prototypes, samples, studies and summaries).
“Intellectual Property Rights” means all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (ii) trademark and trade name rights and similar rights; (iii) trade secret rights; (iv) patent and industrial property rights; (v) other proprietary rights in Intellectual Property; and (vi) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(i)” through “(v)” above.
“Legal Requirement” means any national, federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule,

2.

regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.
“Long-Stop Date” means 30 September 2007 (or such later date as may be agreed to in writing by the Sellers’ Representative and Purchaser).
“Person” means any individual, corporation, partnership, firm, joint venture, association, joint stock company, trust, unincorporated organisation, Governmental Body or other entity.
“Purchase Price” means the price to be paid by Purchaser to Sellers for the acquisition of the Shares, as set out in Article 2.2 below.
“Registered IP” means all Intellectual Property Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, utility models, registered copyrights, registered trademarks, domain names and all applications for any of the foregoing.
“Shares” means all the shares of the Company, consisting of: (i) 755,598 fully paid-in privileged registered shares with a nominal value of CHF 10 each, divided into 490,900 shares of class A, 252,000 shares of class B and 12,698 shares of class C; and (ii) 103,420 fully paid-in registered shares with a nominal value of CHF 50 each, of class D.
“Shares A” means all the 490,900 shares of class A of the Company, each including privileges in terms of voting rights, dividends and liquidation proceeds in accordance with the articles of incorporation of the Company.
“Shares B” means all the 252,000 shares of class B of the Company, each including privileges in terms of voting rights, dividends and liquidation proceeds in accordance with the articles of incorporation of the Company.
“Shares C” means all the 12,698 shares of class C of the Company, each including privileges in terms of voting rights, dividends and liquidation proceeds in accordance with the articles of incorporation of the Company.
“Shares D” means all the 103,420 shares of class D of the Company, with no privileges in terms of voting rights, dividends and/or liquidation proceeds.
“Signing” means the conclusion of this Agreement by the authorised signatories of the Parties.
“Signing Date” means the date on which the Signing of this Agreement takes place, being the date set out on the cover page of this Agreement as set out under Article 3.1 below.
“Specified Representations” means the representations and/or warranties contained in Article 4.1, Article 4.2, Article 4.5, the fourth paragraph of Article 4.7 and Article 4.13 below.
“Subsidiaries” means all direct and indirect subsidiaries of the Company in which the Company has a majority interest.

3.

“Taxes” means all taxes, whether actual or deferred, including in respect of income taxes, sales taxes, VAT, any turnover or cost related taxes, withholding taxes, stamp duties and any other transfer duties, payroll taxes, social security taxes and property taxes and all other levies, customs, taxes and public duties of any kind, and all penalties and interest relating to the foregoing.
ARTICLE 2
Sale And Purchase Of Shares, Purchase Price
2.1 Sale and Purchase of Shares
Subject to the terms and conditions set out herein, Sellers hereby agree to sell to Purchaser, at the Closing, and Purchaser hereby agrees to buy from Sellers, at the Closing, the Shares.
The details of the Shares sold by each Seller to Purchaser are as set out in Schedule 2 hereto. Sellers agree to sell the Shares held by each of them severally and separately (except for the 3 Shares A held by directors in a fiduciary capacity, which are sold collectively by Financial Sellers).
2.2 Purchase Price
Subject to the following paragraphs, Purchaser agrees to pay (or cause to be paid) to Sellers the aggregate amount of CHF 582,785,000 (the “Purchase Price”) for the purchase of all the Shares sold pursuant to Article 2.1 above.
CHF 544,185,000 of the Purchase Price shall be paid by Purchaser to Sellers in full on the Closing Date in accordance with Article 3.3.1 below.
CHF 30,000,000 of the Purchase Price shall be deposited in an escrow account (the “Indemnity Escrow Account”) with UBS AG (the “Indemnity Escrow Agent”) pursuant to an escrow agreement among Purchaser, Sellers, the Sellers’ Representative and the Escrow Agent substantially in the form attached as Schedule 11 hereto (the “Indemnity Escrow Agreement”).
CHF 5,500,000 of the Purchase Price (the “Seller 13 Deferral Amount”) shall be withheld from the amount otherwise due to Seller 13 and deposited in an escrow account (the “Deferral Escrow Account 13”) with an escrow agent reasonably acceptable to Purchaser and Sellers 13 and 14 willing to act as escrow agent on terms substantially consistent with those set out in the form attached as Schedule 12 hereto (the “Deferral Escrow Agent”) pursuant to an escrow agreement among Purchaser, Seller 13 and the Deferral Escrow Agent substantially in the form attached as Schedule 12 hereto (the “Seller 13 Deferral Escrow Agreement”).
CHF 3,100,000 of the Purchase Price (the “Seller 14 Deferral Amount” and, together with the Seller 13 Deferral Amount, the “Deferral Escrow Amount”) shall be withheld from the amount otherwise due to Seller 14 and deposited in an escrow account (the “Deferral Escrow Account 14” and, together with the Seller 13 Deferral Escrow Account, the “Deferral Escrow Accounts”) with the Deferral Escrow Agent pursuant to an escrow agreement among Purchaser,

4.

Seller 14 and the Deferral Escrow Agent, in each case pursuant to the Escrow Agreement substantially in the form attached as Schedule 13 hereto (the “Seller 14 Deferral Escrow Agreement” and, together with the Seller 13 Deferral Escrow Agreement, the “Deferral Escrow Agreements”).
The funds in the Indemnity Escrow Account shall be held, and released, in accordance with the provisions of the Indemnity Escrow Agreement. The funds in the Deferral Escrow Account 13 shall be held, and released, in accordance with Schedule 15 and the provisions in the Seller 13 Deferral Escrow Agreement. The funds in the Deferral Escrow Account 14 shall be held, and released, in accordance with Schedule 15 and the provisions in the Seller 14 Deferral Escrow Agreement. For the avoidance of doubt, the funds in the Deferral Escrow Accounts shall not be available for claims under Article 7.
ARTICLE 3
Signing and Closing
3.1 Signing
The Parties shall sign this Agreement and initial the Schedules on the date set out on the cover page of this Agreement.
3.2 Closing
Provided that the conditions set forth in Article 9 are satisfied or waived, the Parties shall close and consummate the transaction contemplated by this Agreement (the “Closing”) at the offices of Baker & McKenzie, Chemin des Vergers 4, 1208 Geneva, Switzerland, on a date to be agreed in writing by Purchaser and the Sellers’ Representative, which date shall be no later than the third business day after the last to be satisfied or waived of the: (a) first of the alternative conditions set forth in Article 9.1 (a) to (e); (b) first of the alternative conditions set forth in Article 9.2 (a) to (b); and (c) first of the alternative conditions set forth in Article 9.3 (a) to (b) (or on any other date as may be agreed in writing by Purchaser and the Sellers’ Representative) (the date on which the Closing actually takes place being the “Closing Date”).
3.3 Closing Actions
On the Closing Date, the Parties shall carry out the following actions and deliveries, it being understood however that any action contemplated in this Article 3.3 shall only be effective upon the Parties subject to the condition that all other actions contemplated herein to be performed as of or prior to the Closing have also been performed by the respective Parties.

5.

          3.3.1 Payments by Purchaser
Purchaser shall pay or cause to be paid CHF 544,185,000 of the Purchase Price by wire transfer to the following account:

Account holder:	Bank Sal. Oppenheim jr. & Cie. (Schweiz) AG
Account number:	19.650.71G, for further credit to a/c 50’632 in the name of Martin Anderson (or any other account to be designated by the Sellers)
Bank:	UBS AG, Zurich, Switzerland
SWIFT:	UBSW CH ZZ 80A
Reference:	Project Lake
and shall transfer CHF 30,000,000 of the Purchase Price by wire transfer to the Indemnity Escrow Agent, to be held pursuant to the provisions of the Indemnity Escrow Agreement, and shall transfer an aggregate of CHF 5,500,000 of the Purchase Price that would otherwise be due to Seller 13 by wire transfer to the Deferral Escrow Agent, to be held in the Deferral Escrow Account 13 pursuant to the terms of the Seller 13 Deferral Escrow Agreement and an aggregate of CHF 3,100,000 of the Purchase Price that would otherwise be due to Seller 14 by wire transfer to the Deferral Escrow Agent, to be held in the Deferral Escrow Account 14 pursuant to the terms of the Seller 14 Deferral Escrow Agreement.
Sellers shall provide Bank Sal. Oppenheim jr. & Cie. (Schweiz) AG and the Escrow Agent with separate written instructions regarding the allocation of the Purchase Price amongst, and any distributions from the Indemnity Escrow Account to, Sellers, and Purchaser shall not be concerned in any way about the allocation of the Purchase Price amongst Sellers (it being understood and agreed by each Seller that after the wire transfers referred to above to Bank Sal. Oppenheim jr. & Cie. (Schweiz) AG and the Escrow Agent have been duly received on the respective accounts, Purchaser shall no longer have any liability with respect to the Purchase Price and Sellers shall look only to Bank Sal. Oppenheim jr. & Cie. (Schweiz) AG and the Escrow Agent for the payment of their portion of the consideration payable pursuant to this Agreement).
          3.3.2 Deliveries by Sellers
Sellers shall deliver or cause to be delivered to Purchaser:
          (a) the 19 share certificates (numbered 1 to 19) representing all of the Shares, duly endorsed in blank by properly authorised signatories on behalf of each Seller;
          (b) the resolution of the Board of Directors of the Company: (i) approving the transfer of the Shares to Purchaser; and (ii) acknowledging that each of the Sellers has waived its or his statutory pre-emptive right to purchase the Shares sold by the other Sellers;
          (c) the shareholders’ ledger of the Company, duly amended to include the name of Purchaser as the owner of all of the Shares;

6.

          (d) the originals of the resignation letters, dated as of the Closing Date, of each director of each Acquired Company from the Board of Directors of such Acquired Company substantially in the form enclosed in Schedule 3 hereto;
          (e) the original resignation letter of the Company’s auditors, PricewaterhouseCoopers;
          (f) a certificate, duly executed by each Seller, pursuant to which such Seller certifies and represents to Purchaser that the conditions set forth in Articles 9.4, 9.5, 9.6 and 9.7 as they relate to such Seller (but not as they relate to any other Seller) have been duly satisfied; and
          (g) a certificate, duly executed by each Management Seller, pursuant to which such Management Seller certifies and represents to Purchaser that the conditions set forth in Articles 9.8 and 9.9 have been duly satisfied.
          3.3.3 Signature of the Escrow Agreements
Purchaser, Sellers and the Sellers’ Representative shall sign the Indemnity Escrow Agreement.
Purchaser and Seller 13 shall sign the Seller 13 Deferral Escrow Agreement.
Purchaser and Seller 14 shall sign the Seller 14 Deferral Escrow Agreement.
3.4 Shareholders’ Meeting
Immediately following the completion of the closing actions set out in Article 3.3 above, Purchaser shall hold or cause to be held an extraordinary shareholders’ meeting of the Company to acknowledge the resignations of the members of Board of Directors and of the Company’s auditors and to appoint new directors and auditors in replacement for the resigning directors and auditors. Purchaser further undertakes to subsequently vote in favour of the discharge of the resigning members of the Board of Directors in accordance with Article 8.8 below, provided that such discharge shall in no manner whatsoever limit or reduce the representations and warranties given by a Seller who is a member of the Board of Directors under this Agreement.
ARTICLE 4
Representations And Warranties Of Management Sellers
The representations and warranties set out in this Article 4 are exclusively given and assumed by Management Sellers, to the exclusion of Financial Sellers and of Seller 10.
Management Sellers represent and warrant, jointly and severally, as of the Closing Date and, unless otherwise specified, as of the Signing Date as follows, subject to any items and qualifications that are contained or disclosed in the disclosure letter attached as Schedule 4 hereto (the “Disclosure Letter”):

7.

4.1 Authority and Enforceability
This Agreement constitutes the legal, valid and binding obligations of each of the Management Sellers which are enforceable in accordance with its terms.
No proceedings are pending or threatened against any of the Management Sellers in respect of any seizure of assets, personal bankruptcy, appointment of a receiver or similar action, and none of the Management Sellers will become insolvent as a result of the completion of the transactions contemplated hereunder. Management Sellers are not entering this Agreement with the intent to hinder, delay or defraud any third party creditor.
4.2 Ownership
Each of the Management Sellers is the sole legal and beneficial owner of, and has good and valid title to, his corresponding number of Shares D and (in the case of Seller 11) Shares C, as set out in Schedule 2 hereto, free and clear of all liens, encumbrances, options, charges and claims of third parties, whether arising from any privilege, pledge or security arrangement or otherwise (collectively, “Encumbrances”). Each of the Management Sellers has full right and capacity to enter into and to perform his obligations under this Agreement, including to transfer and sell such good and valid title to such Shares D and Shares C to Purchaser.
Each of the Management Sellers has validly waived his statutory pre-emptive right to purchase the Shares sold by the other Sellers under this Agreement.
Upon delivery of the share certificates representing the relevant Shares D and Shares C held by each of the Management Sellers, and subject to the payment of the Purchase Price by Purchaser, Purchaser will receive good and valid title to all of the Shares D and Shares C, free and clear of all Encumbrances.
4.3 No Conflict
The execution of this Agreement by Management Sellers does not, and the consummation of the transactions contemplated hereby by Management Sellers will not, directly or indirectly:
          (a) contravene, conflict with or violate: (i) any provision of the articles of incorporation or other organisational documents, or any resolution adopted by the shareholders or Board of Directors of the Company; (ii) any applicable Legal Requirement order, writ, injunction, judgment or decree; or (iii) any Acquired Company Contract or any Contract to which any of the Management Sellers is a party or by which any of them is bound; or
          (b) give any Person the right to: (i) declare a default or exercise any remedy under any Acquired Company Contract; (ii) accelerate the maturity or performance of any Acquired Company Contract; or (iii) cancel, terminate or modify any Acquired Company Contract.
None of the Acquired Companies or Management Sellers or, to the best of Management Sellers’ knowledge, HCHK was, is or will be required to make any filing with or give any notice to, or to obtain any consent or approval from, any Person in connection with: (a) the execution, delivery

8.

or performance of this Agreement; or (b) the consummation of any of the transactions contemplated by this Agreement.
4.4 Organisation and Qualification
Each Acquired Company and HCHK is duly organised and validly existing under the laws of its jurisdiction of organisation and has full right and authority to own and to operate its properties and to carry on its current business. Schedule 5 contains true copies of the articles of incorporation and organisational regulations of each Acquired Company and HCHK and an original of the excerpt of the Register of Commerce or equivalent document concerning each Acquired Company and HCHK as in force on the Signing Date.
4.5 Capital Structure
The Company has the capital set forth in Schedule 5. No further capital, non-voting stock, convertible or exercisable securities, options, warrants or similar rights in the Company have been, or will by the Closing Date be, created or issued or agreed to be issued by the Company. All the Shares to be sold pursuant to Article 2.1 above have been validly issued and fully paid in.
4.6 Minutes of Shareholders’ Meetings and of Board of Directors’ Meetings
Management Sellers have disclosed to Purchaser true and complete copies of all the minutes of shareholders’ meetings and directors’ meetings of each of the Acquired Companies held since 1 January 2005. Neither the shareholders’ meeting nor the Board of Directors of any of the Acquired Companies have adopted any material resolutions since 1 January 2005 which are not recorded in these minutes.
4.7 Financial Statements and Related Information; Bank Accounts
Schedule 1 contains true and complete copies of the consolidated balance sheets and profit and loss statements of the Acquired Companies as of 31 January of each of 2005, 2006 and 2007 and as of 31 May 2007 (collectively, the “Financial Statements”). The Financial Statements: (a) are correct and complete in all material respects; (b) have been prepared in accordance with the International Financial Reporting Standards issued by IAS, consistently applied, except for the Financial Statements as of 31 May 2007 which have been prepared substantially in accordance with such standards but in accordance with the Company’s usual management reporting format with respect to presentation; (c) show a true and fair view of the financial condition of the Acquired Companies as of the respective dates thereof; and (d) other than the Financial Statements as of 31 May 2007, have been approved without reservation by PricewaterhouseCoopers, the Company’s auditors.
In particular, on the dates of the respective Financial Statements, the Acquired Companies had no more liabilities than those recorded on the relevant balance sheets (including the notes and/or attachments thereto). The Acquired Companies have no liabilities (whether accrued or contingent, matured or unmatured, due or to become due, whether or not required to be reflected in financial statements in accordance with the International Financial Reporting Standards issued by IAS, consistently applied) other than those: (a) identified as such in the “liabilities” column of the Financial Statements dated 31 May 2007 or in the notes thereto; (b) incurred by the Acquired

9.

Companies since 31 May 2007 in the ordinary course of business and consistent with the Acquired Companies’ past practices; or (c) under the Acquired Company Contracts that are expressly set forth and identifiable by reference to the text of such Acquired Company Contracts.
No Person that has ever acted as a distributor, reseller or sales representative (or in any similar capacity) for any of the Acquired Companies is owed or entitled to any commission, fee or other compensation from any Acquired Company, other than commissions, fees or compensation that have become due since 31 May 2007 in the ordinary course of business consistent with past practice and in accordance with the immediately following sentence. The commissions, fees and other compensation due (and to become due) to each Person who currently serves as a distributor, reseller or sales representative (or in any similar capacity) for any of the Acquired Companies are based on commission percentages not higher than the commission percentages described in the Disclosure Letter.
As of the date hereof none of the Acquired Companies has, and as of the Closing none of the Acquired Companies shall have, any outstanding indebtedness for borrowed money (or any similar indebtedness outstanding).
In addition, the applicable Acquired Company was the sole legal and beneficial owner of, and had good and valid title to, all assets listed on the balance sheets set forth in Schedule 1, free and clear of all Encumbrances. The tangible or intangible assets owned by, and validly licensed or leased or rented to, the Acquired Companies are (and will continue through the Closing to be) all of the tangible or intangible assets necessary to enable the Acquired Companies to conduct their businesses in the manner in which such businesses have been conducted and are currently being conducted.
None of the Acquired Companies has received any notice, no Management Seller has received any notice or other communication (whether written or otherwise) and no Management Seller is aware of any communication, whether written or otherwise, to any employee of any Acquired Company, in any case indicating that any of the top ten customers (measured by number of Acquired Company Products ordered in the three-year period ending 31 January 2007) intends to cease dealing with any of the Acquired Companies.
Schedule 6 accurately sets forth, with respect to each account and safe deposit box (or similar arrangement) maintained by or for the benefit of any of the Acquired Companies at any bank or other financial institution: (a) the name and location of the institution at which such account, box or arrangement is maintained; (b) the name in which such account, box or arrangement is maintained and the account number of such account; (c) a description of such account and the purpose for which such account is used; and (d) the names of all individuals authorised to draw on or make withdrawals from or access such account, box or arrangement.

10.

4.8 Business since 31 January 2007
In the period between 31 January 2007 and the Closing Date, each of the Acquired Companies:
     (a) has conducted its business in the ordinary course and has not made any unusual Contracts, Contract changes or commitments, and has not sold, assigned or transferred any material tangible or intangible assets;
     (b) has not incurred any obligation or liability (absolute or contingent), except current liabilities incurred in the ordinary course of business, and has not mortgaged, pledged or subjected to an Encumbrance any of its assets, whether tangible or intangible;
     (c) has not incurred any material interruption or material alteration in the condition, performance, nature, scope or manner of its business or assets; and
     (d) has continued to prepare its management financial statements in a manner consistent with prior practice and has not decided or implemented any change in the applicable accounting standards and/or principles.
4.9 Permits and Authorisations
Each of the Acquired Companies and HCHK has all the permits and authorisations which are necessary to carry on its business as presently conducted. The execution of this Agreement and the consummation of the transactions contemplated herein will not lead to the automatic termination of any such permits and authorisations and will not give rise to any right of any competent authorities or other third parties to terminate such permits and authorisations.
4.10 Claims and Litigation; Compliance with Laws
There are no (and since 31 January 2004 there have not been any) pending (and, so far as Management Sellers are aware, there are no, and since 31 January 2007 there have not been any, threatened) actions, suits or proceedings against any of the Acquired Companies or any other Person whose liability any of the Acquired Companies has or may have retained or assumed, either contractually or by operation of any Legal Requirement, either in court or before any arbitral tribunal, administrative board, agency, or commission or other Governmental Body in any jurisdiction. So far as Management Sellers are aware, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will or could reasonably be expected to, give rise to or serve as a basis for the commencement of any such action, suit or proceeding.
There is no order, injunction, judgment or decree by any court or Governmental Body against any of the Acquired Companies or any of the assets owned or, so far as Management Sellers are aware, used by any of the Acquired Companies.
Each of the Acquired Companies is, and each of the Acquired Companies has since 31 January 2004 been, in compliance in all material respects with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership of its assets, including all Legal Requirements relating to employment and labor matters, antitrust and competition law matters, Tax matters, import/export matters and environmental matters. No event has occurred, and no

11.

condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a violation by any of the Acquired Companies of, or a failure on the part of any of the Acquired Companies to comply with, any Legal Requirement. Since 31 January 2004, none of the Acquired Companies has received any notice, no Management Seller has received any notice or other communication (whether written or otherwise) and no Management Seller is aware of any communication, whether written or otherwise, to any employee of any Acquired Company, in any case from any Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.
The representations set forth in the foregoing paragraphs of this Article 4.10 are also applicable to HCHK so far as Management Sellers are aware.
4.11 Corporate Status
No order has been made, resolution passed or meeting convened for the winding-up of any of the Acquired Companies or HCHK, and there are no proceedings under any applicable insolvency, reorganisation, or similar laws in any jurisdictions concerning any of the Acquired Companies or, so far as Management Sellers are aware, HCHK that can result in a winding-up or reorganisation of any of the Acquired Companies or HCHK, and no receiver, liquidator, trustee, administrator, custodian or similar official has been appointed in any jurisdiction in respect of the whole or any part of the business or assets of any of the Acquired Companies or, so far as Management Sellers are aware, HCHK.
4.12 Intellectual Property; Products
Schedule 7 accurately lists: (a) each item of Registered IP in which any of the Acquired Companies has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (b) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or application number; and (c) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest.
The Acquired Companies own exclusively or, as may be set forth in the Disclosure Letter, together with the relevant Person designated therein, all right, title and interest to and in the Acquired Company IP (other than Intellectual Property Rights or Intellectual Property exclusively licensed to any of the Acquired Companies, as identified in Part 4.12 of the Disclosure Letter), free and clear of any Encumbrance. Without limiting the generality of the foregoing:
     (a) any current employee, independent contractor and director of any of the Acquired Companies that has participated in the development of any Acquired Company IP (other than Intellectual Property Rights or Intellectual Property exclusively licensed to any of the Acquired Companies, as identified in Schedule 7) has executed an agreement that irrevocably assigns all right, title, and interest in and to such Acquired Company IP to an Acquired Company, and copies of all such agreements have been provided to Purchaser;

12.

     (b) no current or former employee, independent contractor or director of any of the Acquired Companies or of any affiliate of any of the Acquired Companies has any claim, right (whether or not currently exercisable) or interest to or in any Acquired Company IP, nor has any of the Acquired Companies received any notice, any Management Seller received any notice or other communication (whether written or otherwise) or any Management Seller become aware of any communication, whether written or otherwise, to any employee of any Acquired Company, in any case alleging the existence of such claim, right, or interest; and
     (c) no funding, facilities, or personnel of any Governmental Body or any college, university, or other educational institution were used, directly or indirectly, to develop or create, in whole or in part, any Acquired Company IP.
All Acquired Company IP is valid, subsisting and enforceable. All filings, payments and other actions required to be made or taken to maintain Registered IP described in the Disclosure Letter in full force and effect have been made or taken by the applicable deadline, except for that Registered IP that is expressly designated on the Disclosure Letter as having been abandoned, allowed to lapse or rejected. Other than as set forth in Schedule 7, no interference, opposition, reissue, re-examination, or other proceeding is pending or, so far as Management Sellers are aware, threatened, in which the scope, validity, or enforceability of any Acquired Company IP is being or could reasonably be expected to be contested or challenged.
The Acquired Companies have each taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information that the Acquired Companies hold, or purport to hold, as a trade secret.
So far as Management Sellers are aware, no Person has since 31 January 2004 infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Acquired Company IP. No letter or other written or electronic correspondence has been sent or otherwise delivered by or to any of the Acquired Companies or any representative of any of the Acquired Companies regarding any actual, alleged or suspected infringement or misappropriation of any Acquired Company IP.
None of the Acquired Companies has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person. No infringement, misappropriation, or similar claim or proceeding is pending or, so far as Management Sellers are aware, threatened against any Acquired Company (or against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by an Acquired Company) with respect to such claim or proceeding. None of the Acquired Companies has since 31 January 2004 received any notice, no Management Seller has since 31 January 2004 received any notice or other communication (whether written or otherwise) and no Management Seller is aware of any communication, whether written or otherwise, to any employee of any Acquired Company since 31 January 2004, in any case relating to any actual, alleged, or suspected infringement, misappropriation, or violation by any Acquired Company or any Company Product of any Intellectual Property Rights of another Person, including any notice or communication suggesting or offering that an Acquired Company obtain a license to any Intellectual Property Right of another Person. Each Acquired Company has all of the Intellectual Property Rights necessary for the conduct of its business as currently conducted.

13.

The Acquired Companies have no obligation to pay any license fees, royalties, or other consideration to any third party in consideration of the Acquired Companies’ use or other exploitation of any Acquired Company IP.
Neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (a) a loss of, or Encumbrance on, any Acquired Company IP; (b) a breach of or default under any Acquired Company IP Contract; (c) the release, disclosure, or delivery of any Acquired Company IP by or to any escrow agent or other Person; or (d) the grant, assignment, or transfer to any other Person of any license or other right to interest under, to, or in any of the Acquired Company IP.
None of the Acquired Companies is or ever was a member or promoter of, a contributor to, or a participant in any industry standards body, technology consortium, joint development initiative, or similar organisation or arrangement that requires or obligates any Acquired Company to grant or offer to any other Person any license or right to any Acquired Company IP.
No Person has filed before any court or Governmental Body since 31 January 2004 any product liability claim against any Acquired Company in respect of any Acquired Company Product designed, developed, manufactured, marketed, sold, supplied, delivered, made available or installed by any of the Acquired Companies. None of the Acquired Companies has received any notice, no Management Seller has received any notice or other communication (whether written or otherwise) and no Management Seller is aware of any communication, whether written or otherwise, to any employee of any Acquired Company, in any case from any Person in possession of any Acquired Company Product indicating the existence or potential existence of any defect in such Acquired Company Product or the prior repair thereof other than notices and communications relating to: (a) immaterial defects that can be cured without any material expense; or (b) defects which have been cured without any material expense.
4.13 Taxes
Each of the Acquired Companies has timely filed all tax returns for all Taxes required by all Legal Requirements to have been filed, and all such tax returns are complete and accurate and prepared in compliance with all applicable Legal Requirements.
None of the tax returns filed by any of the Acquired Companies is disputed by the tax authorities. So far as Management Sellers are aware, none of the Acquired Companies is presently the subject of any investigation, audit or other administrative proceeding in relation to Taxes.
Each of the Acquired Companies has paid in due time all Taxes which have become due up to (and including) the Closing Date, and there are no due and payable Taxes that remain unpaid as of the Closing Date. Each Acquired Company has established substantially adequate provisions for all Taxes that may be assessed or computed on the results, operations or transactions of such Acquired Company for all periods prior to the Signing Date, regardless of the financial period during which such Taxes may become due and payable, and such provisions are in accordance with applicable Legal Requirements and generally accepted accounting principles in Switzerland.

14.

None of the Acquired Companies has distributed or caused to be distributed any hidden dividend, nor distributed or granted any other benefit to any Seller or any other Person which could lead to the imposition of any withholding taxes on dividends or constructive dividends.
The acquisition of the Shares by Purchaser will not give rise to any adverse Tax consequences for any of the Acquired Companies.
4.14 Agreements with Third Parties
Schedule 8 contains a complete and accurate list of each Acquired Company Contract:
     (a) relating to the employment of, or the performance of services by, any employee of any Acquired Company with an annual base salary in excess of CHF 150,000, or any consultant or independent contractor of any Acquired Company in respect of services in an amount in excess of CHF 200,000;
     (b) pursuant to which any of the Acquired Companies: (i) is or may become obligated to make any severance, termination or similar payment to any current or former employee or director, except for any such payment that is required to be made by the laws of Switzerland; or (ii) is or may become obligated to make any bonus or similar payment (other than bonus or similar payments in the ordinary course of business and consistent with past practice and the standard terms of employment) to any current or former employee or director;
     (c) relating to the acquisition, transfer, development or sharing of any material Intellectual Property or Intellectual Property Right;
     (d) pursuant to which any Intellectual Property Rights or Intellectual Property is licensed to any of the Acquired Companies (other than any non-customised software that: (A) is so licensed solely in executable or object code form pursuant to a nonexclusive software license; and (B) is used by the Acquired Companies solely for their internal business purposes);
     (e) pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Acquired Company IP, other than Acquired Company Contracts providing for the sale of Acquired Company Products in the ordinary course of business;
     (f) to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or involving or benefiting any Governmental Body;
     (g) creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;
     (h) imposing any restriction on any of the Acquired Companies: (i) to compete with any other Person; (ii) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; (iii) to develop or distribute any technology; or (iv) to use, exploit, assert, or enforce any Acquired Company IP anywhere in the world;

15.

     (i) creating or involving any agency relationship, distribution arrangement or other reseller relationship (including any Contract in which another Person is appointed or authorised to act or serve as a sales representative for any of the Acquired Companies);
     (j) involving any loan, guaranty, pledge, performance or completion bond or indemnity or surety arrangement;
     (k) with a sole source supplier to any of the Acquired Companies; or
     (l) that contemplates or involves: (i) the payment or delivery of cash or other consideration by or to any Acquired Company in an amount or having a value in excess of CHF 250,000 in the aggregate; or (ii) the performance of services by or for any Acquired Company having a value in excess of CHF 250,000 in the aggregate.
True, complete and accurate copies of such Acquired Company Contracts have been made available by Sellers to Purchaser in the data room (an index of which is attached as Schedule 9 hereto).
None of the Acquired Companies is (or has since 30 September 1998 been) in default under, or in breach of, any Acquired Company Contracts and, as far as Management Sellers are aware, no other party to any Acquired Company Contract is (or has ever been) in default under, or in breach of, such Acquired Company Contract, except in any case for defaults or breaches that have been cured without any material expense. So far as Management Sellers are aware, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will result in a default under, or breach of, any Acquired Company Contract. Since 31 January 2004, none of the Acquired Companies has received any notice, no Management Seller has received any notice or other communication (whether written or otherwise) and no Management Seller is aware of any communication, whether written or otherwise, to any employee of any Acquired Company, in any case regarding any actual violation or breach of, or default under, any Acquired Company Contract.
4.15 Employment Matters
Schedule 10 contains a complete and accurate list of all existing and already hired employees of each of the Acquired Companies, including all regular and temporary employees (“Employees”) as of 31 May 2007 and mentions the base salary, any other compensation payable (including housing allowances, compensation payable pursuant to bonus, deferred compensation or commission arrangements or other compensation), any promises made with respect to changes or additions to their compensation or benefits and applicable notice of termination for all such employees as well as a complete and accurate list of all deferred compensation, incentive compensation severance pay, termination pay, medical pension or other plan, program or agreement (collectively, the “Plans”) sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Companies for the benefit of any Employee.
The terms of the employment agreements of all officers and employees of the Acquired Companies earning an annual base salary in excess of CHF 200,000, and the standard terms of the employment agreements of all other employees, have been disclosed to Purchaser, and there is no agreement or arrangement binding on any Acquired Company other than those disclosed to

16.

Purchaser which would entitle any such employee of any Acquired Company to receive any payment or benefit or under which any such employee’s rights would change as a direct consequence of the transaction contemplated in this Agreement (either alone or upon the occurrence of any additional or subsequent events).
During the two years preceding the Signing Date, there has not been any strike, work stoppage, lock out or overtime ban which has materially disrupted the business of any Acquired Company.
There are no strikes, work stoppages, lock outs or other similar actions pending or threatened between any of the Acquired Companies and any of the Employees; no labor union or other collective bargaining unit, and no works council or similar body, represents the Employees as a group in connection with their employment with any of the Acquired Companies; so far as Management Sellers are aware, no labor union or other collective bargaining unit, and no works council or similar body, represents any particular Employee in connection with such Employee’s employment with any of the Acquired Companies.
None of the Employees is entitled to benefits or advantages which exceed those provided for by law or by the agreements referred to above. There are no undertakings made by any of the Acquired Companies to or for the benefit of any former employees or corporate officers that are still outstanding.
None of the Acquired Companies has undertaken to pay or grant any compensation or benefits to any Employee (including any corporate officer) or director as a result of the completion of the purchase of the Shares contemplated hereunder.
None of the Acquired Companies has made any commitment in connection with any collective dismissal or reorganisation which has not been performed in full, nor has any of the Acquired Companies made any commitment in connection with any future collective dismissal or reorganisation.
No executive or key employee employed by any of the Acquired Companies has declared his or her intention to resign within the three-month period preceding or following the Signing Date or has resigned during the three-month period preceding the Signing Date.
4.16 Pensions
All material terms and conditions of the Company’s pension schemes have been disclosed to Purchaser, and all documents disclosed to Purchaser are true and complete copies of the relevant originals.
Each Acquired Company has paid in due time all contributions to any of the Acquired Companies’ pension schemes which have become due up to (and including) the Closing Date, and there are no due and payable pension scheme contributions that remain unpaid as of the Closing Date.

17.

4.17 Real Estate
The Company does not own, directly or indirectly, any real estate.
Management Sellers have disclosed to Purchaser true and complete copies of all lease agreements to which any Acquired Company is a party, and none of such lease agreements has been varied or terminated. No Acquired Company is in breach of any of the terms of the lease agreements to which it is a party.
None of the Acquired Companies has received any notice, no Management Seller has received any notice or other communication (whether written or otherwise) and no Management Seller is aware of any communication, whether written or otherwise, to any employee of any Acquired Company, in any case from a Governmental Body or civic organisation that alleges that any Acquired Company is not in compliance with any Legal Requirement relating to pollution or protection of human health or the environment, and, so far as Management Sellers are aware, there are no circumstances that may prevent or interfere with such Acquired Company’s compliance with any such Legal Requirement in the future.
4.18 Ownership of Subsidiaries
All of the Subsidiaries are disclosed in Schedule 14 and are owned in accordance with the information disclosed therein. No further capital, non-voting stock, convertible or exercisable securities, options, warrants or similar rights in any of the Subsidiaries have been, or will by the Closing Date be, created or issued or agreed to be issued.
The shares of the Subsidiaries are free and clear of all Encumbrances.
So far as Management Sellers are aware, no order has been made, resolution passed or meeting convened for the winding-up of any of the Subsidiaries and there are no proceedings under any applicable insolvency, reorganisation, or similar laws in any jurisdictions concerning the Subsidiaries that can result in a winding-up or reorganisation of any of the Subsidiaries, and no receiver, liquidator, trustee, administrator, custodian or similar official has been appointed in any jurisdiction in respect of the whole or any part of the business or assets of any of the Subsidiaries.
None of the Acquired Companies owns, beneficially or otherwise, any shares or other securities of or any direct or indirect equity interest in, or is obligated to make any future investment in or capital contribution to, any corporation, partnership, joint venture, firm or other enterprise or entity.
The Company’s ownership of HCHK as set forth in the Disclosure Letter is free and clear of all Encumbrances. None of the Acquired Companies controls HCHK or has, or has guaranteed, any obligation or liability (whether accrued or contingent, matured or unmatured, due or to become due, whether or not required to be reflected in financial statements in accordance with the International Financial Reporting Standards issued by IAS, consistently applied) relating to HCHK.

18.

4.19 Insurance
All current material insurance policies relating to the assets and business of the Company have been disclosed to Purchaser. All premiums due in respect of such policies have been paid and, so far as Management Sellers are aware, each of such policies is in full force and effect.
No material claims have been made under any current insurance policies during the two years preceding the Signing Date, and no such claim is outstanding.
4.20 Brokers
No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from any Acquired Company in connection with the transactions contemplated by this Agreement.
4.21 Accurate and Complete Disclosure
To the best of Management Sellers’ knowledge, all documents which have been provided to Purchaser by or on behalf of any of the Acquired Companies or Management Sellers are accurate and complete in all material respects. The information provided by Management Sellers and the Company in the Information Memorandum, management presentations, data room, Disclosure Letter and Schedules to this Agreement is accurate in all material respects and does not contain any material misrepresentation or material omission. The documents provided by Management Sellers and the Company in the data room (as listed on the index attached as Schedule 9 hereto) are complete in all material respects. Without limiting the generality of the foregoing, Management Sellers guarantee that, to the extent that only samples or standard agreements have been made available to Purchaser, the corresponding agreements which have been executed by the applicable Acquired Company do not deviate in any material respect from the samples or standard agreements provided to Purchaser.
ARTICLE 5
Representations And Warranties Of Financial Sellers And Seller 10
Financial Sellers and Seller 10 shall give and assume exclusively the representations and warranties set out in this Article 5, to the exclusion of any further representations or warranties.
Financial Sellers and Seller 10 represent and warrant as of the Closing Date and, unless otherwise specified, the Signing Date as follows, it being specified that such representations and warranties are given severally and separately (as opposed to jointly and severally) by each of the Financial Sellers and Seller 10 in respect of their/his own position and of the Shares owned by them/him:

19.

5.1 Authority and Enforceability
This Agreement constitutes the legal, valid and binding obligations of each of the Financial Sellers and Seller 10, enforceable in accordance with its terms.
No proceedings are pending or threatened against any of the Financial Sellers or Seller 10 in respect of any seizure of assets, bankruptcy, appointment of a receiver or similar action, and neither Financial Sellers nor Seller 10 will become insolvent as a result of the completion of the transactions contemplated hereunder. Neither Financial Sellers nor Seller 10 are entering this Agreement with the intent to hinder, delay or defraud any third party creditor.
5.2 Ownership
Each of the Financial Sellers and Seller 10 is the sole legal and beneficial owner of, and has good and valid title to, his corresponding number of Shares A or, as applicable, Shares B, as set out in Schedule 2 hereto, free and clear of all Encumbrances. Each of the Financial Sellers and Seller 10 has full right and capacity to enter into and to perform their/his obligations under this Agreement, including to transfer and sell such good and valid title to such Shares A or, as applicable, Shares B to Purchaser.
Upon delivery of the share certificates representing the relevant Shares A and, as applicable, Shares B held by each of the Financial Sellers and Seller 10, and subject to the payment of the Purchase Price by Purchaser, Purchaser will receive good and valid title to the Shares A and, as applicable, Shares B, free and clear of all Encumbrances.
Each of the Financial Sellers and Seller 10 has validly waived its or his statutory pre-emptive right to purchase the Shares sold by the other Sellers under this Agreement.
5.3 No Conflict
The execution of this Agreement by each of the Financial Sellers and Seller 10 does not, and the consummation of the transactions contemplated hereby by each of the Financial Sellers and Seller 10 will not, directly or indirectly contravene, conflict with or violate (a) any applicable Legal Requirement order, writ, injunction, judgment or decree or (b) any Contract to which such Financial Seller or Seller 10 is a party or by which it/he is bound.
None of the Financial Sellers or Seller 10 was, is or will be required to make any filing with or give any notice to, or to obtain any consent or approval from, any Person in connection with: (a) the execution, delivery or performance of this Agreement; or (b) the consummation of any of the transactions contemplated by this Agreement.

20.

ARTICLE 6
Representations And Warranties Of Purchaser
Purchaser represents and warrants as of the Closing Date and as of the Signing Date as follows:
6.1 Authority and Enforceability
This Agreement constitutes the legal, valid and binding obligations of Purchaser, enforceable in accordance with its terms.
No proceedings are pending or threatened against Purchaser in respect of any seizure of assets, bankruptcy, appointment of a receiver or similar action, and Purchaser will not become insolvent as a result of the completion of the transactions contemplated hereunder. Purchaser is not entering this Agreement with the intent to hinder, delay or defraud any third party creditor.
6.2 Legal and Authorised Transactions
The execution of this Agreement by Purchaser does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the articles of association and by-laws of Purchaser or any agreement to which Purchaser is a party.
The execution of this Agreement by Purchaser and the consummation of the transactions contemplated hereby have been duly authorised by its Board of Directors.
6.3 No Conflict
The execution of this Agreement by Purchaser does not, and the consummation of the transactions contemplated hereby by Purchaser will not, directly or indirectly contravene, conflict with or violate (a) any applicable Legal Requirement order, writ, injunction, judgment or decree or (b) any Contract to which Purchaser is a party or by which it is bound.
With the exception of filings with, notices to and consents or approvals from applicable Governmental Bodies, Purchaser was not, is not and will not be required to make any filing with or give any notice to, or to obtain any consent or approval from, any Person in connection with: (a) the execution, delivery or performance of this Agreement; or (b) the consummation of any of the transactions contemplated by this Agreement.
6.4 Financing
Purchaser has all funds necessary to finance itself the payment of the entire Purchase Price, whether exclusively by its own means or with a partial external financing available to Purchaser, and Purchaser does not need to use in any manner whatsoever, for the financing of the acquisition contemplated hereunder, any funds or assets of the Company or any substance of the Company that is currently existing, not necessary for the business operations and available for distribution pursuant to applicable Swiss corporate law.

21.

ARTICLE 7
Remedies
7.1 Notice of Claim
Purchaser may make a claim (a “Claim”):
     (a) against Management Sellers, in case of breach of: (i) any representations and/or warranties set out in Article 4 above (including the Specified Representations); or (ii) any of the covenants or undertakings contained in Article 8 below to the extent expressly agreed to or made by such Management Sellers; or
     (b) against Financial Sellers and/or Seller 10, in case of breach of: (i) any representations and/or warranties set out in Article 5 above; or (ii) any of the covenants or undertakings contained in Article 8 below to the extent expressly agreed to or made by such Financial Sellers and/or Seller 10.
Similarly, Sellers may make a Claim against Purchaser under this Agreement in case of breach of: (i) any representations and/or warranties set out in Article 6 above; or (ii) any of the covenants or undertakings contained in Article 8 below to the extent expressly agreed to or made by Purchaser.
Purchaser shall make a Claim under Article 7.1(a) hereof by notifying the Sellers’ Representative in writing and under Article 7.1(b) hereof by notifying the applicable Financial Seller or Seller 10 in writing and, in any case, describing in such notice (a “Claim Notice”) the breach to which the Claim Notice relates and providing a non-binding, preliminary and good faith estimate of the amount of any damages or losses suffered by Purchaser or any of the Acquired Companies as a consequence of such breach (the “Claimed Amount”). A Seller shall make a Claim by notifying Purchaser in writing and describing in its claim the breach to which the claim relates and providing a non-binding, preliminary and good faith estimate of the amount of any damages or losses suffered by the relevant Seller(s) as a consequence of such breach. The notified Party(ies) shall then have the opportunity to remedy such breach within 60 days from receipt of the Claim.
Within 60 days after receipt of a Claim Notice with respect to a Claim under Article 7.1(a), the Sellers’ Representative shall deliver to Purchaser a written response (the “Response Notice”) in which the Sellers’ Representative: (a) describes whether, and to what extent, the breach specified in such Claim Notice has been remedied by Sellers; and (b) either: (i) agrees that the full Claimed Amount (or if the full Claimed Amount exceeds the amount held in the Indemnity Escrow Account, then the entire amount held in the Indemnity Escrow Account) may be released from the Indemnity Escrow Account to Purchaser; (ii) agrees that part, but not all, of the Claimed Amount may be released from the Indemnity Escrow Account to Purchaser; or (iii) indicates that no part of the Claimed Amount may be released from the Indemnity Escrow Account to Purchaser. If the Sellers’ Representative agrees that any part of the Claimed Amount is to be released from the Indemnity Escrow Account, the Seller’s Representative shall promptly instruct the Indemnity Escrow Agent to release such amount to Purchaser. If the Response Notice is delivered in accordance with clause “(b)(ii)” or “(b)(iii)” of the preceding sentence, the Response Notice shall also contain a brief description in reasonable detail of the facts and circumstances

22.

supporting the Sellers’ Representative’s claim that only a portion or no part of the Claimed Amount may be released from the Indemnity Escrow Account, as the case may be. The contested portion of any Claim shall be resolved in accordance with Article 12.2. Any disputes with respect to any Claims against any Financial Seller, Seller 10 or Purchaser shall be resolved in accordance with Article 12.2.
The Parties specifically agree to exclude the application of Article 201 of the Swiss Code of Obligations (Notification of Defects).
7.2 Consequences of Breach
In case of a breach of a representation, warranty, covenant or undertaking by any Party(ies) that is not fully remedied within the 60-day period referred to in Article 7.1 above, the breaching Party(ies) shall have an obligation to fully indemnify the Party(ies) making the applicable Claim for the damage or loss incurred by such Party(ies) making the applicable Claim (or, in the case Purchaser makes a Claim, for the damage or loss incurred by Purchaser or any of the Acquired Companies) as a result of such breach (such damage or loss: (a) being computed as the amount by which the actual situation differs from the situation that would have prevailed in the absence of such breach; and (b) to include, among others, as the case may be: (i) lost profits; (ii) reduction in price; and (iii) other damage or loss caused by such breach), subject to the limitations set out in Article 7.4 below.
In computing the amount of the damage or loss, any insurance proceeds paid in full or partial coverage of such damage and any increase in insurance costs and payment of deductibles, as well as the net tax impact that such a loss or damage or such indemnification payment may have on the financial condition of the Company or the Party(ies) concerned, e.g. by way of the tax deduction which the relevant Company or the Party(ies) may benefit from due to the occurrence of the damage or by way of income recognition, shall be taken into consideration (it being understood that: (a) in no event shall Purchaser or any Acquired Company be required to make a claim under any insurance policy prior to making a claim against the Indemnity Escrow Account or any Seller in respect of any matter for which indemnification might be available hereunder; and (b) the reservation in clause “(a)” of this sentence does not relieve Purchaser or the Acquired Companies from the duty of making a claim under a relevant insurance policy of an Acquired Company to the extent that: (i) such insurance policy was in effect as of or prior to the Closing; and (ii) the conditions to recovery under such policy are met).
If any amount is paid by one Party to the other Party(ies) pursuant to this Article 7 in respect of any breach of representation or warranty, then to the extent that the indemnified Party(ies) later recover(s) in respect of such matter any amount from a third party (other than insurance proceeds) which, when added to the indemnification payment received pursuant to this Article 7, exceeds the amount of the damage or loss (calculated in accordance with the foregoing paragraphs of this Article 7.2), the indemnified Party(ies) will promptly pay to the other Party(ies) the amount by which such excess exceeds all costs incurred by the indemnified Party(ies) in recovering such amounts from such third party. Purchaser will, upon request of the Sellers’ Representative, deliver to the Sellers’ Representative, and the Sellers’ Representative will, upon request of Purchaser, cause to be delivered to Purchaser, copies of all relevant and material correspondence with the third party from whom such recovery was obtained, in each

23.

case so long as: (a) the Sellers’ Representative or Purchaser, as the case may be, agrees to treat such information as confidential; and (b) the Sellers’ Representative or Purchaser, as the case may be, is not prohibited by such third party or by any Governmental Body from disclosing such information.
7.3 Term of Warranties and Representations
Except with respect to a Specified Representation, a Claim made by Purchaser pursuant to Article 7.1(a)(i) or a Claim made by a Seller against Purchaser pursuant to Article 7.1 may be validly made only until the date which is the first anniversary of the Closing Date (it being understood that a Claim made prior to the first anniversary of the Closing Date shall survive until such time as such Claim is fully and finally resolved).
A Claim made with respect to the Specified Representations set forth in Articles 4.1, 4.2 and 4.5 and in the fourth paragraph of Article 4.7 pursuant to Article 7.1(a)(i) and a Claim made with respect to Article 7.1(b)(i) may be validly made only until the date which is the third anniversary of the Closing Date (it being understood that such a Claim made prior to the third anniversary of the Closing Date shall survive until such time as such Claim is fully and finally resolved).
A Claim made pursuant to Article 7.1(a)(i) with respect to the Specified Representations set forth in Article 4.13 may be validly made only until the date which is the expiration date of the statute of limitation for claims in respect of Taxes (it being understood that such a Claim made prior to this expiration date shall survive until such time as such Claim is fully and finally resolved).
A Claim made pursuant to Article 7.1(a)(ii) or Article 7.1(b)(ii) may be validly made at any time following the Closing Date (it being understood that nothing in this sentence shall be deemed to constitute an extension of any specific duration of any relevant covenant set forth in the respective provisions of Article 8).
The Parties specifically agree that this section replaces and excludes Articles 201 (Notification of Defects) and 210 (Statute of Limitation) of the Swiss Code of Obligations.
7.4 Limitations of Liability
     7.4.1 In General
The relevant Seller(s) shall not be liable for, and Purchaser shall not be entitled to bring, any Claim under or in connection with this Agreement if and to the extent that:
          (a) the matter to which the Claim relates was disclosed in the Disclosure Letter (not including by virtue of any general references to the data room) or in the Schedules to this Agreement; or
          (b) the Claim results from or is increased by the passing of, or any change in, after the Closing Date, any Legal Requirement of any Governmental Body.
Except as specified in the preceding sentence, the representations and warranties made by Sellers, the covenants and undertakings of Sellers, and the rights and remedies that may be

24.

exercised by Purchaser, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, Purchaser.
The Parties agree that this section replaces and excludes Article 200 of the Swiss Code of Obligations (Defects known to the Buyer).
     7.4.2 De Minimis Amounts
Except with respect to the Specified Representations, none of the relevant Management Sellers shall be liable for, and Purchaser shall not be entitled to bring, any Claim pursuant to Article 7.1(a)(i) unless:
          (a) the aggregate amount of all damages or losses incurred by Purchaser or any of the Acquired Companies in connection with breaches of the representations and warranties referred to in Article 7.1(a)(i) exceeds CHF 500,000 or its equivalent in any other currency; and
          (b) the amount of the specific item of damage or loss incurred by Purchaser or any of the Acquired Companies in connection with a particular breach of a representation and warranty (and/or series of representations and warranties relating to the same underlying facts or circumstances) referred to in Article 7.1(a)(i) exceeds CHF 10,000.
     7.4.3 Cap of Liability
Purchaser’s aggregate Claims against any of the Sellers shall be limited as follows:
          (a) subject to clause “(b)” of this sentence with respect to the Specified Representations (other than the representation contained in the fourth paragraph of Article 4.7), Purchaser’s sole monetary recourse for Claims made pursuant to Article 7.1(a)(i) shall be to the Indemnity Escrow Account; and
          (b) the maximum liability of any Management Seller for Claims made with respect to the Specified Representations (other than the representation contained in the fourth paragraph of Article 4.7) and of any Financial Seller and Seller 10 for Claims made pursuant to Article 7.1(b)(i) shall correspond, in respect of each liable Seller, to 100% of the part of the Purchase Price received by such Seller.
For the avoidance of doubt, the Parties agree that there is no liability cap with respect to breaches of covenants or undertakings contained in this Agreement.
7.5 Procedure with Third Parties and Authorities
If any authorities or other third parties raise claims against Purchaser or any Acquired Company and such claims might give rise to a Claim by Purchaser or if the Company in connection with a breach of any representation, warranty, covenant or undertaking has to enforce any rights or claims against authorities or other third parties, such claims (and any related) proceedings and/or negotiations, shall, at Purchaser’s option, be controlled by Purchaser. Purchaser shall keep the Sellers’ Representative reasonably informed as to the status of (and any material developments

25.

in) such claims, proceedings and/or negotiations that are controlled by Purchaser. Purchaser shall have the right to settle, adjust or compromise such claim, proceeding and/or negotiation without the consent of any other Person; provided, however, that: (a) if Purchaser intends to seek indemnification hereunder with respect to such claim, proceeding or negotiation, Purchaser shall consult with the Sellers’ Representative prior to effecting any such settlement, adjustment or compromise; and (b) if Purchaser settles, adjusts or compromises any such claim, proceeding and/or negotiation without the consent of the Sellers’ Representative, such settlement, adjustment or compromise shall not be conclusive evidence of the amount of losses or damages incurred by Purchaser in connection with such claim, proceeding or negotiation (it being understood that: (i) if Purchaser seeks indemnification from Sellers with respect to such claim, proceeding or negotiation, any arbitrator(s) selected to resolve a dispute relating to the amount, if any, of damage or loss due to Purchaser in connection with such indemnification claim shall consider all evidence presented by the Parties, including evidence relating to the quality and intensity with which the defense of such claim, proceeding or negotiation was conducted and whether the conduct of such defense was affected in any way by Purchaser’s existing or anticipated relationship with the third-party claimant; and (ii) if Purchaser requests that the Sellers’ Representative consent to a settlement, adjustment or compromise, the Sellers’ Representative shall not unreasonably withhold or delay such consent).
7.6 Fraud
The Parties specifically agree that Article 199 (Garantie Exclue) of the Swiss Code of Obligations applies and that the limitations contained in this Article 7 shall not apply in the case of fraud as contemplated by said Article 199.
ARTICLE 8
Covenants
8.1 Confidentiality and Public Statements
Subject to the last sentence of the immediately following paragraph, Sellers and the Sellers’ Representative will keep, and will cause their advisers and employees to keep, the terms of this Agreement strictly confidential, except as otherwise required by applicable law, by any applicable stock exchange regulations and/or by any competent authority; provided, however, that the representative of Financial Sellers shall be authorised to provide relevant information regarding the terms of this Agreement to the beneficiaries of Financial Sellers as long as such beneficiaries are informed of the provisions of this Article 8.1 and agree to abide by the terms hereof with respect to such information.
The Parties shall agree on the contents of the initial public announcement to be made with respect to the transaction and the object contemplated by this Agreement. Purchaser shall consult with the Sellers’ Representative regarding the contents of any public announcement made by Purchaser with respect to the transaction and the object contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Agreement: (a) Purchaser shall not be required to consult with the Sellers’ Representative or Sellers regarding

26.

any disclosure in any filings made by Purchaser with the United States Securities and Exchange Commission; and (b) neither Party shall be required to obtain the consent of, or to consult with, any other Person with respect to any disclosure relating to the transaction and the object contemplated by this Agreement if (and only to the extent that) such disclosure is not more expansive than or inconsistent with prior disclosures made in accordance with this Article 8.l.
On and at all times after the Closing Date, each Seller shall keep strictly confidential, and shall not use or disclose to any other Person, any non-public document or other information in such Seller’s possession that relates directly or indirectly to the business of any of the Acquired Companies.
The covenants of the Parties set forth in the first two paragraphs of this Article 8.1 shall be valid and enforceable for a period of three years after the Closing Date.
8.2 Covenant not to Compete
Each Management Seller undertakes not to engage or participate, and not to be or become an officer, director, shareholder (except for a passive shareholding not exceeding 5% in a publicly listed company), owner, employee, representative, consultant or advisor of, for or to any Person that engages or participates, whether directly or indirectly, in any activities that may be competing with or harmful to the business that is conducted by the Acquired Companies (including the product roadmap in the current field of business), including launching or causing the launching of any products that may compete with the products that are being developed in the current field of business, manufactured and/or sold by the Acquired Companies, anywhere in the world.
Seller 10 undertakes not to engage or participate, and not to be or become an officer, director, shareholder (except for a passive shareholding not exceeding 5% in a publicly listed company), owner, employee, representative, consultant or advisor of, for or to any Person that engages or participates, whether directly or indirectly, in any activities that may be competing with or harmful to the business that is currently conducted by the Acquired Companies (including the product roadmap in the current field of business), including launching or causing the launching of any products that may compete with the products that are currently being developed in the current field of business, manufactured and/or sold by the Acquired Companies, anywhere in the world.
Each Management Seller and Seller 10 undertakes not to: (a) hire any individual who is (or was) an employee of any of the Acquired Companies at any time from the date hereof through the Closing Date; (b) hire any individual who is (or was) a consultant or independent contractor of any of the Acquired Companies at any time from the date hereof through the Closing Date to the extent that such hiring will interfere in any material respect with, or will have an adverse impact in any material respect on, the business of any of the Acquired Companies; (c) directly or indirectly, personally or through others, encourage, induce, attempt to induce, solicit or attempt to solicit (on such Seller’s own behalf or on behalf of any other Person) any such individual to leave his or her employment, consulting or independent contractor relationship with any of the Acquired Companies; (d) directly or indirectly, personally or through others, interfere or attempt to interfere with the relationship of any of the Acquired Companies with any Person that: (i) is a

27.

customer (or, based upon preliminary or other negotiations between an Acquired Company and such Person prior to the Closing, is expected to become a customer) of any of the Acquired Companies; or (ii) has a business relationship (or, based upon preliminary or other negotiations between an Acquired Company and such Person prior to the Closing, is expected to have a business relationship) with any of the Acquired Companies; or (e) intentionally libel, slander or disparage Purchaser or any of Purchaser’s affiliates (including the Acquired Companies) in any manner that is or (or could reasonably be expected to be) harmful to Purchaser or any such affiliate or to the business, business reputation or personal reputation of Purchaser or any such affiliate.
Financial Sellers shall ensure that no current employee or representative of Montagu Private Equity LLP (or any of its affiliates) that is or has been an employee or director of any Acquired Company directly or indirectly takes (or requests, advises or causes any other Person to take) any of the actions described in clauses “(a)” through “(e)” of the immediately preceding paragraph.
The covenants of Sellers set out in this Article 8.2 shall be valid and enforceable for a period of three years after the Closing Date.
8.3 Conduct of Business
Management Sellers shall secure that, from the Signing Date until the Closing Date:
     (a) each of the Acquired Companies conducts its business and operations in the ordinary course and consistent with past practice and uses reasonable efforts to preserve intact its current business organisation, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with such Acquired Company;
     (b) no action and/or decision (in particular regarding investments, disposals, employment of personnel and/or appointment of agents) which could have a material effect on the Acquired Companies’ business, assets, liabilities or financial situation be taken without prior written approval of Purchaser (which shall not be unreasonably withheld or delayed);
     (c) the Acquired Companies do not sell, transfer or otherwise dispose of assets other than the sale of inventory in the ordinary course and consistent with past practice;
     (d) the Acquired Companies do not enter into, or permit any of the assets owned or used by it to become bound by, any Contract other than in the ordinary course and consistent with past practice or amend or prematurely terminate, or waive any material right or remedy under, any Contract to which it is a party;
     (e) the Acquired Companies do not incur or assume any new debt or liability or subject any of their properties or assets to any new lien other than in the ordinary course and consistent with past practice;
     (f) none of the Acquired Companies declares, accrues, sets aside or pays any dividend or makes any other distribution in respect of any shares or other securities, or repurchase, redeems or otherwise reacquires any shares or other securities;

28.

     (g) none of the Acquired Companies sells, issues or authorises the issuance of: (i) any shares or other security; (ii) any option or right to acquire any shares (or cash based on the value of shares) or other security; or (iii) any instrument convertible into or exchangeable for any shares (or cash based on the value of shares) or other security;
     (h) none of the Acquired Companies amends or permits the adoption of any amendment to such Acquired Company’s organisational documents, or effects or permits such Acquired Company to become a party to any acquisition transaction, recapitalisation, reclassification of shares, stock split, reverse stock split or similar transaction;
     (i) none of the Acquired Companies forms any subsidiary or acquires any equity interest or other interest in any other Person;
     (j) none of the Acquired Companies makes, without prior written approval of Purchaser (which shall not be unreasonably withheld or delayed), any capital expenditure, except for (i) budgeted capital expenditures in the range of CHF 750,000 to be made in connection with the current expansion plans of the Company and/or (ii) capital expenditures that, when added to all other capital expenditures made on behalf of the Acquired Companies, from the Signing Date until the Closing Date do not exceed CHF 500,000;
     (k) none of the Acquired Companies lends money to any Person (except that each of the Acquired Companies may make routine travel advances and salary advances — covered by the relevant employee’s salary entitlement — to current employees of such Acquired Company, and usual advance payments to suppliers to cover purchase of materials, all in the ordinary course of business consistent with past practices);
     (l) none of the Acquired Companies: (i) changes the collective status of its employees; (ii) establishes, adopts, amends or terminates any Plan; (iii) pays any bonus or makes any profit-sharing payment, cash incentive payment or similar payment, other than commissions paid in the ordinary course of business and consistent with past practices; (iv) increases the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to any of its directors, officers or employees; or (v) hires or makes an offer to hire any new employee with an annual base salary in excess of CHF 100,000 without prior written approval of Purchaser (which shall not be unreasonably withheld or delayed);
     (m) none of the Acquired Companies changes any of its methods of accounting or accounting practices in any material respect;
     (n) none of the Acquired Companies makes any Tax election;
     (o) none of the Acquired Companies commences or settles any legal proceeding without prior written approval of Purchaser (which shall not be unreasonably withheld or delayed); and
     (p) none of the Acquired Companies shall agree or commit to take any of the actions described in clauses “(c)” through “(o)” above.

29.

Sellers shall inform Purchaser as soon as possible of any circumstances of which any Sellers become aware during the period from the Signing Date through the Closing Date, which would render any of the representations and/or warranties contained in Article 4 or Article 5 incomplete or incorrect.
8.4 Access and Investigation
During the period from the Signing Date through the Closing Date, upon reasonable advance notice, Management Sellers shall cause the Company to provide Purchaser with reasonable access to the Acquired Companies’ personnel and assets and to all existing books, records, Tax returns, work papers and other documents and information relating to the Acquired Companies, in each case for reasonable purposes, including preparing for integration and for the purpose of reviewing and understanding the financial performance and condition of the Acquired Companies. Purchaser shall conduct the activities referred to in this Article 8.4 in a manner that will not interfere in any material respect with or disrupt in any material respect the business of the Acquired Companies.
8.5 Reasonable Efforts
Each Party shall use all reasonable efforts to file, and Management Sellers shall cause the Company to file, as soon as practicable after the Signing Date, all notices, reports and other documents required to be filed by such Party with any Governmental Body with respect to the transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body.
The Parties shall, and Management Sellers shall cause the Company to, respond as promptly as practicable to any inquiries or requests received from any Governmental Body for additional information or documentation and promptly inform the other Parties of any communication to or from any Governmental Body regarding the transactions contemplated by this Agreement. Except as may be prohibited by any Governmental Body or by any Legal Requirement, each Seller shall, to the extent that any of the items in clauses “(a)” through “(d)” of this sentence are applicable to such Seller: (a) consult with Purchaser prior to taking a position with respect to any such filing; (b) permit Purchaser to review and discuss in advance, and consider in good faith the views of Purchaser in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Body by or on behalf of any Seller in connection with any Legal Proceeding related to this Agreement or the transactions contemplated hereby; (c) coordinate with Purchaser in preparing and exchanging such information; and (d) promptly provide Purchaser (and its counsel) with copies of all filings, notices, analyses, presentations, memoranda, briefs, opinions, proposals and other submissions made or submitted by such Seller with or to any Governmental Body related solely to this Agreement or the transactions contemplated hereby.
The Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the transactions contemplated by this Agreement.

30.

8.6 Merger Clearance
Provided that Sellers comply with Article 8.5 and with the next sentence in this Article 8.6, the merger clearance filings referred to in Articles 9.1, 9.2 and 9.3 shall be made by Purchaser as soon as practicable (and, subject to the proviso at the beginning of this sentence, in any event within ten days) after the Signing Date (or the next business day if said 10th day is not a business day in the applicable jurisdiction). In order to ensure that the relevant conditions precedent are fulfilled as soon as reasonably practicable, Sellers undertake to provide Purchaser promptly with all reasonable assistance and information that is requested by Purchaser in order to obtain merger control related clearance.
Purchaser shall: (i) promptly provide the Sellers’ Representative with copies of all material relevant correspondence, documents or other communications received by Purchaser from, or sent by Purchaser to, the German Federal Cartel Office (“FCO”) with respect to the transaction contemplated by this Agreement, with the exception of correspondence, documents or other communications (or portions thereof) that Purchaser determines in good faith contain sensitive information of Purchaser or its affiliates, which correspondence, documents or other communications need not be provided to the Sellers’ Representative; (ii) inform the Sellers’ Representative of any meetings proposed between the FCO and Purchaser and, except to the extent prohibited by the FCO, give Sellers the opportunity to attend such meetings with the authorities; and (iii) incur the costs in connection with the filing of the transaction with the FCO (excluding the Sellers’ own costs).
Purchaser must notify the Sellers’ Representative of the satisfaction of either of the conditions precedent set forth in Article 9.1, Article 9.2 or Article 9.3 within two days of Purchaser becoming aware that such condition has been satisfied.
Notwithstanding anything to the contrary contained in this Article or elsewhere in this Agreement, neither Purchaser nor any of its affiliates shall have any obligation under this Agreement: (a) to divest or agree to divest (or cause any of its subsidiaries or any of the Acquired Companies to divest or agree to divest) any of its respective businesses, product lines or assets, or to take or agree to take (or cause any of its subsidiaries or any of the Acquired Companies to take or agree to take) any other action or agree (or cause any of its subsidiaries or any of the Acquired Companies to agree) to any limitation or restriction on any of its respective businesses, product lines or assets; or (b) to contest any action taken or proceeding instigated by any Governmental Body relating to the transactions contemplated by this Agreement.
8.7 No Distribution of Substance
Purchaser undertakes not to accomplish, whether directly or indirectly through the Company, any act or other transaction that could qualify as a partial indirect liquidation within the meaning of the applicable circular letter and practice of the competent tax authorities, including (without limitation) any distribution of a dividend by the Company, any merger of the Company with Purchaser or any affiliate of Purchaser, any pledge of assets of the Company as collateral for a financing granted to Purchaser or any affiliate of Purchaser, for a period of five years from the Closing Date, in any case solely to the extent that any such act or other transaction would result in an adverse tax liability to any Seller.

31.

8.8 Ordinary Shareholders’ Meeting of the Company
Purchaser undertakes to hold the ordinary shareholders’ meeting of the Company no later than 31 July 2008 and to grant full and complete discharge, until and including the Closing Date, to the resigning directors of the Company in accordance with Article 3.4 above.
ARTICLE 9
Conditions Precedent
Subject to the termination rights of the Parties set forth in Article 10, the obligations of Purchaser to consummate the transaction contemplated by this Agreement are subject to the satisfaction (or waiver by Purchaser), at or prior to the Closing, of each of the following conditions:
9.1 German Merger Clearance
Any of the following alternative conditions is satisfied or waived by Purchaser:
     (a) during the initial investigation (Vorprüfverfahren) the FCO has notified Purchaser or Sellers that the merger control procedure has been terminated, either because the requirements for a prohibition of the transaction as laid down in section 36(1) of the Act against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen, “GWB”) are not fulfilled or because the transaction does not constitute a notifiable transaction; or
     (b) the waiting period of one month from submission of a complete notification to the FCO has expired without the Parties having been notified by the FCO pursuant to section 40(1) GWB that it intends to enter into an in-depth investigation (Hauptprüfverfahren) of the transaction; or
     (c) the FCO has issued a decision in accordance with section 40(2) sentence 1 GWB to the effect that the transaction has been unconditionally cleared; or
     (d) if the FCO has notified the Parties that it will enter into an in-depth investigation (Hauptprüfverfahren), the waiting period of four months from submission of a complete notification to the FCO, or an extended waiting period (if agreed upon with the notifying parties), has expired pursuant to section 40(2) GWB without the FCO having issued a prohibition order; or
     (e) if the FCO decides to refer the case to the European Commission under Article 22(1) of the EC Merger Regulation No 139/2004, the European Commission has granted clearance either unconditionally or in terms satisfactory to Purchaser or until any applicable waiting periods in respect thereof have expired.

32.

9.2 China Merger Clearance
Any one of the following alternative conditions is satisfied or waived by Purchaser:
     (a) the 30 business day waiting period from the submission of the acquisition notification to the Ministry of Commerce (“MOFCOM”) and State-owned Assets Supervision and Administration Commission, State Administration of Taxation, State Administration for Industry and Commerce (“SAIC”) of the Peoples Republic of China has expired without any notification of further investigation from MOFCOM or the SAIC; or
     (b) a 90 business day waiting period from the submission of the acquisition notification, which is triggered when either MOFCOM or the SAIC notifies the parties that it will extend the 30 business day waiting period to conduct an in-depth investigation of the transaction contemplated by this Agreement, has expired without either MOFCOM or SAIC issuing a prohibition order, additional requirements or conditional exemptions.
9.3 Spain Merger Clearance
Any one of the following alternative conditions is satisfied or waived by Purchaser:
     (a) the one-month waiting period from the submission of the acquisition notification to the Servicio de Defensa de la Competencia (“SDC”) has expired, on the timetable noted by the SDC, without any notification of a reference of the transaction to the Tribunal de Defensa de la Competencia (“TDC”); for the purposes of fulfilling this condition, the accounting of the one-month period shall be deemed suspended in those circumstances where Law 16/1989, on Competition, and its implementing regulations so foresee; or
     (b) upon a reference to the TDC, the three-month period has expired during which time the TDC will have issued its report to the Minister of the Economy and, following its recommendation or inaction, no decision is issued by the Spanish Government to prohibit the transaction or to impose conditions for its approval; for the purposes of fulfilling this condition, the accounting of the three-month period shall be deemed suspended in those circumstances where Law 16/1989, on Competition, and its implementing regulations so foresee.
9.4 No Restraints
No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or applicable to the transactions contemplated by this Agreement that makes consummation of such transactions illegal.
9.5 No Legal Proceedings
No Governmental Body shall have commenced or threatened to commence any Legal Proceeding: (a) challenging any of the transactions contemplated by this Agreement or seeking the recovery of damages in connection with any of the transactions contemplated by this Agreement; (b) seeking to prohibit or limit the exercise by Purchaser of any material right

33.

pertaining to its ownership of stock of any of the Acquired Companies; (c) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement; or (d) seeking to compel any of the Acquired Companies, Purchaser or any affiliate of Purchaser to dispose of or hold separate any material assets as a result of any of the transactions contemplated by this Agreement.
9.6 Accuracy of Representations.
Each of the representations and warranties made by Sellers in this Agreement (other than the representations and warranties contained in Articles 4.2, 4.5 and 5.2): (a) shall have been accurate in all material respects as of the Signing Date; and (b) shall be accurate in all respects as of the Closing as if made on and as of the Closing (except for such representations and warranties which address matters only as of a particular time before or after the Signing Date, which shall have been accurate in all respects as of such particular time) (it being understood that, for purposes of this clause “(b),” any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to such inaccuracies (considered collectively) have not had (and are not reasonably likely to have) a material adverse effect as such term is defined in Article 9.8); provided, however, that, for purposes of determining the accuracy of such representations and warranties under clause “(a)” and “(b)” of this sentence any update of or modification to the Disclosure Letter made or purported to have been made after the Signing Date shall be disregarded.
Each of the representations and warranties made by Sellers in Articles 4.2, 4.5 and 5.2 shall have been accurate in all respects as of the Signing Date and shall be accurate in all respects as of the Closing as if made on and as of the Closing (except for such representations and warranties which address matters only as of a particular time before or after the Signing Date, which shall have been accurate in all respects as of such particular time); provided, however, that, for purposes of determining the accuracy of such representations and warranties any update of or modification to the Disclosure Letter made or purported to have been made after the Signing Date shall be disregarded.
9.7 Performance of Covenants.
All of the covenants and obligations that Sellers are required to comply with or to perform at or prior to the Closing (other than the covenants contained in Article 8.4) shall have been complied with and performed in all material respects.
9.8 No Material Adverse Effect.
Between the Signing Date and the Closing Date, no event or events shall have occurred or circumstance or circumstances shall exist that have had (or are reasonably likely to have), individually or in aggregate, a material adverse effect on the business, condition (financial or otherwise), operations or financial performance of the Acquired Companies taken as a whole. For these purposes, the following shall not constitute an event or circumstance that can have a material adverse effect:

34.

     (a) changes in general economic conditions (including changes in stock markets, interest rates, exchange rates, commodity prices or other general economic conditions);
     (b) changes in conditions generally affecting the industry or industries in which the Acquired Companies carry on their businesses, including changes generally affecting the industry or industries in which the Acquired Companies carry on their businesses as a result of Government and/or inter-Governmental body announcements;
     (c) changes in laws, regulations or accounting practices to the extent required by change in law or applicable accounting standards; or
     (d) changes resulting from acts of war or terrorism or from fires, earthquakes or natural or other similar disasters;
it being understood that the cancellation of a material number of customer orders may be taken into account in determining whether a material adverse effect has occurred.
9.9 Employee Matters.
None of the Management Sellers (other than Seller 11) shall have ceased to be employed by, and Seller 11 shall not have ceased to be a director of, the Company. Neither of Seller 13 nor Seller 14 shall have expressed an intention to terminate his employment with an Acquired Company or Purchaser within eighteen months following the Closing. Seller 11 shall not have expressed an intention to terminate his mandate with the Company within six months following the Closing. Seller 12 shall not have expressed an intention to terminate his employment agreement and/or transition arrangement with an Acquired Company or Purchaser with effect prior to 31 December 2007. (It is understood that the tender by Seller 11 and Seller 12 of their resignation in accordance with the terms of this Agreement shall be disregarded for purposes of determining whether this condition is satisfied.)
ARTICLE 10
Termination
10.1 Termination Events.
This Agreement may be terminated prior to the Closing:
     (a) by the mutual written consent of Purchaser and the Sellers’ Representative;
     (b) by Purchaser if the Closing has not taken place on or before 10:01 a.m. (Geneva time) on the Long-Stop Date (other than as a result of any failure on the part of Purchaser to comply with or perform any covenant or obligation of Purchaser set forth in this Agreement);
     (c) by the Sellers’ Representative if the Closing has not taken place on or before 10:01 a.m. (Geneva time) on the Long-Stop Date (other than as a result of any failure on the part

35.

of any Seller to comply with or perform any covenant or obligation of any Seller set forth in this Agreement); or
     (d) by Purchaser or the Sellers’ Representative if: (i) a court of competent jurisdiction or other Governmental Body shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement; or (ii) there shall be any Legal Requirement applicable to any of the transactions contemplated by this Agreement by any Governmental Body that would make consummation of any of such transactions illegal.
10.2 Termination Procedures.
If Purchaser or Sellers’ Representative wishes to terminate this Agreement pursuant to Article 10.1, it/he shall deliver to the other a written notice stating that it/he is terminating this Agreement and setting forth a brief description of the basis on which this Agreement is being terminated.
10.3 Effect of Termination.
If this Agreement is terminated pursuant to Article 10.1, all further obligations of the Parties under this Agreement shall terminate; provided, however, that: (a) none of Sellers nor Purchaser shall be relieved of any obligation or liability arising from any prior willful breach by such party of any provision of this Agreement; (b) the Parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Articles 11 and 12; and (c) each of the Parties shall, in all events, remain bound by and continue to be subject to Article 8.1.
ARTICLE 11
Miscellaneous
11.1 Costs and Taxes
Any taxes or other charges which may become due in connection with the transfer of the Shares by Sellers to Purchaser under this Agreement shall be borne by Sellers.
Each Party shall bear the fees and expenses of its counsel and advisors (including, without limitation, notary and register fees and expenses and related lawyer’s fees), it being understood that all fees and expenses: (a) relating to the transaction contemplated by this Agreement and the process leading up to such transaction, other than fees and expenses not in excess of CHF 160,000, shall be borne by Sellers; and (b) relating to the possible initial public offering of the shares of the Company, in an amount not in excess of CHF 900,000, shall be borne by the Company, while any fees and expenses relating to such initial public offering in excess of CHF 900,000 shall be borne by Sellers.
11.2 Sellers’ Representative
Sellers appoint Martin Anderson as their agent for purposes of this Agreement (the “Sellers’ Representative”), and Martin Anderson hereby accepts his appointment as the Sellers’

36.

Representative. Purchaser shall be entitled to deal exclusively with the Sellers’ Representative on all matters relating to this Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by the Sellers’ Representative, and on any other action taken or purported to be taken on behalf of any Seller by the Sellers’ Representative, as fully binding upon such Seller.
Sellers grant to the Sellers’ Representative full authority to execute, deliver, acknowledge, certify and file on behalf of Sellers (in the name of any or all of Sellers or otherwise) any and all documents that the Sellers’ Representative may, in his sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Sellers’ Representative may, in his sole discretion, determine to be appropriate, in performing his duties as contemplated by this Article 11.2.
Sellers recognise and intend that the power of attorney granted in Article 11.2: (a) may be delegated by the Sellers’ Representative; and (b) shall survive the death or incapacity of each of the Sellers.
If the Sellers’ Representative shall die, become disabled or otherwise be unable to fulfill his responsibilities hereunder, Sellers shall, by consent of such Sellers that held at least a majority of the Shares immediately prior to the Closing, within 10 days after such death or disability, appoint a successor to the Sellers’ Representative and immediately thereafter notify Purchaser of the identity of such successor. Any such successor shall succeed the Sellers’ Representative as Sellers’ Representative hereunder.
11.3 Notices
Any notice and other communication to be given by one Party to any other Party hereunder shall be in writing (including facsimile transmission) and shall be made to the following addresses, as applicable:

If to any Financial Seller:	Montagu Private Equity LLP
Attn: Mr. Tom Chaloner
2 More London Riverside
London SE1 2AP
UK
Fax: +44 20 7336 9961

If to Mr. Hauser:	Mr. Charles Hauser
Mont au source
Loudwaterdrive, Rickmansworth
WD3 4HJ Herts
UK
Fax: +41 22 366 16 36

37.

With a copy to:	Cabinet Mayor
Attn: Mr. Edouard Balser
6, rue Eynard
CH-1205 Geneva
Fax: +41 22 318 58 12

If to Mr. Müller:	Mr. André Müller
Sunnerainstrasse 8
CH-6353 Weggis
Fax: +41 22 707 98 01

If to Mr. Schneeberger:	Mr. Stefan Schneeberger
Les Rochettes
CH-1595 Faoug
Fax: +41 22 707 98 01

If to Mr. Keith Anderson:	Mr. Keith Anderson
252, route de la Conversion
CH-1095 Lutry
Fax: +41 22 707 98 01

If to Mr. Maréchal:	Mr. Pierre Maréchal
22, chemin des Chenevières
CH-1071 Chexbres
Fax: +41 22 707 98 01

If to Purchaser:	Applied Materials, Inc.
Attn: Joseph Sweeney, Senior Vice President,
General Counsel and Corporate Secretary
2881 Scott Boulevard, M/S 2064
Santa Clara, CA 95050
USA
Fax: +1 408 563 4635

and to:	Applied Materials, Inc.
Attn: Greg Psihas, Managing Director,
Corporate Business Development
3050 Bowers Avenue, M/S 0105
Santa Clara, CA 95054
USA
Fax: +1 408 986 7260

38.

If to the Sellers’ Representative:	Mr. Martin Anderson
Baker & McKenzie Geneva
4, chemin des Vergers
CH-1208 Geneva
Fax: +41 22 707 98 01
Each Party may at any time change its address by giving notice thereof to the other Parties in the manner described above.
Any notice or other communication made hereunder shall become effective: (i) if hand delivered, upon delivery; (ii) if made by registered or certified mail, on the date of receipt indicated on the return receipt; or (iii) if sent by facsimile transmission, when transmitted and electronic confirmation received; provided that a notice delivered on a non-working day in the place of receipt shall be deemed to be given the next working day in such place.
11.4 No Waiver
The failure of any of the Parties to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered as a waiver of such provisions or rights or in any way to affect the validity thereof. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
11.5 Entire Agreement / Amendment
This Agreement, together with the Schedules hereto, embodies the entire agreement among the Parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations, warranties or covenants among the Parties other than those set forth or provided for herein. This Agreement may be amended only in writing through a document signed by the Parties hereto.
11.6 Binding on Successors
All of the terms, provisions and conditions contained in this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors, assigns and legal representatives.
11.7 Further Acts
Each Party shall promptly do and perform all further acts and execute and deliver all further documentation (in form and content reasonably satisfactory to the Party requesting such act or document) required by applicable Legal Requirements or reasonably requested by any other Party to give effect to this Agreement and the transactions contemplated hereby.

39.

11.8 Construction
As used in this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The governing language for this Agreement shall be English.
ARTICLE 12
Governing Law and Dispute Resolution
12.1 Governing Law
This Agreement shall be subject to and governed by the laws of Switzerland.
12.2 Dispute Resolution
In the event that there shall be any dispute arising out of or in connection with this Agreement, the Parties covenant and agree as follows:
     (a) The Parties involved in such dispute shall first use reasonable business efforts to resolve such dispute among themselves. The Parties involved in such dispute agree to meet face-to-face to discuss the issues and attempt, in good faith, to negotiate an amicable resolution. Such meeting will take place not later than 30 days after written notice of a dispute is served by one Party upon the other Parties involved in such dispute.
     (b) If the Parties involved in such dispute fail to achieve a resolution within 60 days of the initiation of the dispute resolution process, the dispute shall be solely and finally settled by an arbitral tribunal consisting of three arbitrators in accordance with the Rules of International Arbitration of the Swiss Chambers of Commerce, it being understood that Purchaser shall select one arbitrator, Sellers together shall select the second arbitrator and the two arbitrators shall select the third arbitrator. The place of arbitration shall be Geneva. The arbitral tribunal shall conduct the proceedings in the English language.

40.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first above written.

HSBC Global Custody Nominee (UK) Ltd.,	HSBC Global Custody Nominee (UK) Ltd.,
Account 918732:	Account 758170:

/s/ Tom Chaloner	/s/ Tom Chaloner

on behalf of Montagu Private Equity LLP	on behalf of Montagu Private Equity LLP

HSBC Global Custody Nominee (UK) Ltd.,	HSBC Global Custody Nominee (UK) Ltd.,
Account 757549:	Account 778392:

/s/ Tom Chaloner	/s/ Tom Chaloner

on behalf of Montagu Private Equity LLP	on behalf of Montagu Private Equity LLP

HSBC Global Custody Nominee (UK) Ltd.,	HSBC Global Custody Nominee (UK) Ltd.,
Account 758979:	Account 825031:

/s/ Tom Chaloner	/s/ Tom Chaloner

on behalf of Montagu Private Equity LLP	on behalf of Montagu Private Equity LLP

HSBC Global Custody Nominee (UK) Ltd.,	HSBC Global Custody Nominee (UK) Ltd.,
Account 814458:	Account 838177:

/s/ Tom Chaloner	/s/ Tom Chaloner

on behalf of Montagu Private Equity LLP	on behalf of Montagu Private Equity LLP

41.

HSBC Global Custody Nominee (UK) Ltd.,	Mr. Charles Hauser:
Account 918720:

/s/ Tom Chaloner	/s/ Charles Hauser

on behalf of Montagu Private Equity LLP

Mr. André Müller:	Mr. Keith Anderson:

/s/ Andre Muller	/s/ Keith Anderson

Mr. Stefan Schneeberger:	Mr. Pierre Maréchal:

/s/ Stefan Schneeberger	/s/ Pierre Marechal

Martin Anderson, as Sellers’ Representative:

/s/ Martin Anderson

Applied Materials, Inc.:

/s/ Mark Pinto Mark Pinto
Senior Vice President

42.

SCHEDULES

Schedule 1:	Financials statements of the Company as of 31 January 2005, 31 January 2006, 31 January 2007 and 31 May 2007

Schedule 2:	Shareholdings of Sellers

Schedule 3:	Form of resignation letter of members of the Board of Directors

Schedule 4:	Disclosure letter

Schedule 5:	Excerpt from the Register of Commerce, articles of incorporation and organisational regulations of the Acquired Companies

Schedule 6:	List of bank accounts

Schedule 7:	List of intellectual property rights of the Acquired Companies

Schedule 8:	List of material agreements of the Acquired Companies

Schedule 9:	Data room index

Schedule 10:	List of employees

Schedule 11:	Indemnity Escrow Agreement

Schedule 12:	Seller 13 Deferral Escrow Agreement

Schedule 13:	Seller 14 Deferral Escrow Agreement

Schedule 14:	List of subsidiaries

Schedule 15:	Deferral amounts

43.

SCHEDULE 2
SHAREHOLDINGS OF THE RESPECTIVE SELLERS
Class A Shares

Seller 1	189,709	Shares A
Seller 2	19,948	Shares A
Seller 3	79,788	Shares A
Seller 4	19,948	Shares A
Seller 5	17,672	Shares A
Seller 6	66,490	Shares A
Seller 7	23,937	Shares A
Seller 8	39,894	Shares A
Seller 9	33,511	Shares A
Seller 1 to 9	3	Shares A (held by three directors of the Company in a fiduciary capacity for the account of Seller 1, Seller 2, Seller 3, Seller 4, Seller 5, Seller 6, Seller 7, Seller 8 and Seller 9, acting jointly and severally for such purpose)

Subtotal:	490,900	Shares A
Class B Shares

Seller 10	252,000	Shares B
Class C Shares

Seller 11	12,698	Shares C
Class D Shares

Seller 11	41,368	Shares D
Seller 12	20,684	Shares D
Seller 13	31,026	Shares D
Seller 14	10,342	Shares D
Subtotal:	103,420	Shares D

44.